Exhibit 4.26

ASSIGNMENT AND SECURITY AGREEMENT

THIS ASSIGNMENT AND SECURITY AGREEMENT (this "Assignment"), made and entered into on December 28, 2012, between the Development Authority of Gordon County, a Georgia public body corporate and politic (the "Borrower"), whose address for purposes of this Assignment shall be 300 South Wall Street, Calhoun, Georgia 30701, and Masland Carpets, LLC, a Georgia limited liability company (the "Lender"), whose address for purposes of this Assignment shall be 2208 South Hamilton Street Extension, Dalton, Georgia 30721.

W I T N E S S E T H:

WHEREAS, the Lender has agreed to loan to the Borrower $5,339,217.03 to finance the costs of acquiring several carpet-dyeing buildings (the "Improvements"), located on an approximately 46.44 acre site (the "Site"), and related equipment (the "Equipment") pursuant to the terms of a Loan Agreement, dated this date (the "Loan Agreement"), between the Lender and the Borrower; and

WHEREAS, the Borrower's obligation to repay the loan made by the Lender to the Borrower pursuant to the Loan Agreement will be evidenced by the Borrower's Taxable Revenue Bond (Masland Carpets, LLC Real Estate Project), Series 2012A (the "Series 2012A Bond"); and

WHEREAS, the Borrower purchased the Site, the Improvements, and the Equipment (collectively the "Facilities") from Masland Carpets, LLC (the "Seller"), pursuant to the terms of a Purchase and Sale Agreement, dated this date (the "Purchase Agreement"), between the Seller and the Borrower as purchaser; and

WHEREAS, pursuant to the terms of a Lease Agreement, dated as of December 1, 2012 (the "Lease"), between the Borrower, as lessor, and Masland Carpets, LLC (the "Lessee"), as lessee, the Lessee will lease the Facilities from the Borrower for rental payments sufficient in time and amount to enable the Borrower to pay principal of and interest on its Taxable Revenue Bond (Masland Carpets, LLC Real Estate Project), Series 2012B (the "Series 2012B Bond"), when the same become due and payable; and

WHEREAS, pursuant to the terms of a Loan and Security Agreement, dated this date (the "Credit Agreement"), between the Lessee, as lender, and the Borrower, as borrower, the Lessee has agreed to make advances to the Borrower sufficient in time and amount to enable the Borrower to repay the Series 2012A Bond and to pay interest on the Series 2012A Bond and all other amounts owed by the Borrower to the Lender pursuant to the Loan Agreement; and

WHEREAS, the Borrower's obligation to repay the advances made pursuant to the Credit Agreement and to pay interest on such advances will be evidenced by the Series 2012B Bond; and

WHEREAS, to secure its obligation to repay the Series 2012A Bond and to pay interest on the Series 2012A Bond and all other amounts owed by the Borrower to the Lender pursuant to the Loan Agreement, the Borrower desires to assign and pledge, and grant a first priority security interest in, its right, title, and interest in the Credit Agreement to the Lender and desires to make and execute this instrument for that purpose;

NOW, THEREFORE, for and in consideration of the foregoing premises, the sum of Ten Dollars ($10.00) cash in hand paid, and other good and valuable consideration, all of which the Borrower acknowledges constitutes sufficient consideration and value received by the Borrower at the time of or before the Borrower's execution, sealing, and delivery hereof, the Borrower does hereby covenant and agree as follows:

1.The Borrower does hereby grant, bargain, convey, sell, transfer, assign, pledge, and set over, and grant a security interest in, unto the Lender and its successors and assigns all of the Borrower's right, title, interest, remedies, powers, options, benefits, and privileges in, to, and under the Credit Agreement and all amounts due and to become due to the Borrower under and pursuant to the Credit Agreement.

2.This Assignment shall not be deemed to impose any obligations or liabilities whatsoever on the Lender or to transfer or pass or in any way affect or modify any obligations of the Borrower under the Credit Agreement, it being understood and agreed that all such obligations of the Borrower shall be and remain enforceable only against the Borrower.

3.The Borrower represents and warrants to the Lender that it has not previously assigned, transferred, pledged, or encumbered in any manner, or granted a security interest in, any of its right, title, interest, remedies, powers, options, benefits, and privileges in, to, or under the Credit Agreement. The Borrower shall defend the title to all of the foregoing against the claims and demands of all persons whomsoever claiming by, through, or under the Borrower.

4.The Lender may assign, transfer, pledge, or encumber, or grant a security interest in, the Credit Agreement and any or all rights of the Lender under this Assignment, without consent or approval of, or notice to, the Borrower.

5.The Borrower hereby authorizes and empowers the Lender, and hereby irrevocably and duly constitutes and appoints the Lender as the Borrower's attorney-in-fact, to receive any and all amounts payable under the Credit Agreement, to collect any and all such amounts by such means and taking such action as the Lender may deem necessary or desirable, to exercise any and all rights or remedies provided for under the Credit Agreement, to file such claims and take any other action or to institute any other proceedings that the Lender may deem necessary or advisable to enforce any such obligations, and to act in all other ways under and with respect to the Credit Agreement in the place and stead of the Borrower. The foregoing appointment of the Lender as the Borrower's attorney-in-fact is coupled with an interest; cannot be revoked by insolvency, reorganization, merger, consolidation, or otherwise; and shall not terminate until the Series 2012A Bond and all other amounts due under the Loan Agreement have been paid and satisfied in full.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Borrower has executed this Assignment by causing its name to be hereunto subscribed by its Chairman and by causing the official seal of the Borrower to be impressed hereon and attested by its Secretary; and the Lender has executed this Assignment by causing its name to be hereunto subscribed by its duly authorized officer, all as of the date first above written.

DEVELOPMENT AUTHORITY OF GORDON COUNTY

By: /s/ Larry Roye
Chairman

ATTEST"

/s/ Ray Towers
Secretary
[SEAL]

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURE PAGE TO ASSIGNMENT AND SECURITY AGREEMENT}

MASLAND CARPETS, LLC

By: /s/ Jon A. Faulkner [SEAL]
Jon A. Faulkner, President

[SIGNATURE PAGE TO ASSIGNMENT AND SECURITY AGUEEMENT}

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